Exhibit 10.3

Summary of Special Equity Awards and Salary and Bonus Adjustments for Named Executive Officers

Special Long Term Incentive Awards

On May 23, 2007, the Compensation Committee approved awards of certain special awards of performance shares and restricted stock to the Named Executive Officers, all of which were granted under the Company’s 2000 Long Term Incentive Plan, as follows:

Name	Title	Performance Shares	Shares of Restricted Stock
George Paz	President, CEO & Chairman	2,846	1,729
David Lowenberg	President, CuraScript	880	534
Edward J. Stiften	Senior Vice President & CFO	828	503
Thomas M. Boudreau	Senior Vice President & Chief Legal Officer	647	393
Edward Ignaczak	Senior Vice President of Sales and Account Management	388	236

Performance Shares.  The performance shares are settled in shares of the Company’s common stock (the “Stock”) on a share-for-share basis.  The number of shares of Stock to be delivered upon settlement of the performance shares is determined based upon the Company’s performance over a set period versus a peer group of companies selected by the Compensation Committee.

Specifically, the number of shares issued in settlement of the performance share awards will depend on where the Company’s performance for the period from January 1, 2007 through January 1, 2010 ranks in relation to the designated peer group in three equally-rated metrics:

•	compound annual shareholder return (price appreciation plus reinvestment of monthly dividends and the compounding effect of dividends paid on reinvested dividends),
•	compound annual growth in earnings per share (basic earnings per share before extraordinary items and discontinued operations), and
•
average return on invested capital (income before extraordinary items (available for common stock) divided by total invested capital, which is the sum of total long-term debt, preferred stock, minority interest and total common equity).

In order for any shares to be issued under the performance share awards, the Company’s composite performance must rank in at least the 40th percentile in relation to its peer group.  Assuming the Company’s composite performance for the performance period is at the 40th percentile, the actual shares of Stock issued will equal 35% of the award targeted for the Named Executive Officer; at the 50th percentile, the actual shares of Stock issued will equal 100% of the award targeted for the Named Executive Officer; and at the 80th percentile, the actual shares of Stock issued will equal 250% of the award targeted for the Named Executive Officer, which is the maximum number of shares that can be awarded.  If the Company’s composite performance falls between these percentile rankings, the actual shares of Stock issued will be determined by interpolation.

Realization of the performance share awards and their actual value, if any, will depend on the applicable targets being met and the market value of the Stock on the date the performance share awards are settled.

The awards provide for certain rights in the event of termination of employment as a result of death, disability, retirement or termination by the Company without cause (as defined), but terminate in the event of termination of employment for any other reason prior to the last day of the performance period.  Notwithstanding the foregoing, the awards provide that upon a change of control (as defined) prior to the last day of the performance period, participants who remain employed on the date of a change in control or who terminated earlier on account of death, disability or retirement will receive cash equal to the value of the Stock represented by the performance shares on the last trading day before the change in control, and that participants who were terminated earlier by the Company without cause will receive the cash value of a portion of the Stock represented by the performance shares on the last trading day before the change in control.

The performance shares are subject to the terms of the 2000 LTIP and a Performance Share Agreement entered into with each participant.  The 2000 LTIP is listed as Exhibits 10.6, 10.7 and 10.8, and the form of award agreement is listed as Exhibit 10.4, to the Current Report on Form 8-K to which this Exhibit 10.3 is attached and are hereby incorporated herein by this reference.

Restricted Stock.  The shares of restricted stock awarded to the Named Executive Officers are initially subject to restrictions which prohibit the sale or transfer of the restricted stock.  The restrictions on the restricted stock lapse as to one-third of each award on February 22, 2008, February 22, 2009, and February 22, 2010.  Holders are entitled to the same rights to dividends on and to vote shares of restricted stock as other shareholders.

The restricted stock awards are subject to the terms and conditions of the 2000 LTIP as well as a Restricted Stock Agreement entered into with each participant.  The 2000 LTIP is listed as Exhibits 10.6, 10.7 and 10.8, and the form of award agreement is listed as Exhibit 10.5, to the Current Report on Form 8-K to which this Exhibit 10.3 is attached and each are hereby incorporated herein by this reference.

Salary and Bonus Potential Adjustments.  The Compensation Committee approved increases to the annual base salary for two of the Named Executive Officers, and adjustment to the target and maximum bonus potential for one in the Named Executive Officers, each in connection with such executives’ assumption of additional duties. The approved compensation adjustments are as follows:

•	The base salary for Thomas M. Boudreau, Senior Vice President and Chief Legal Officer of the Company was increased from $440,000 to $465,000.
•
The base salary for Edward Ignaczak, Senior Vice President of Sales and Account Management for the Company was increased from $311,000 to $350,000, and the target bonus for Mr. Ignaczak was increased from 60% of base salary to 75% of base salary. The terms of the Company’s bonus awards are detailed in Exhibit 10.1 to the Company’s Current Report on Form 8-K filed March 1, 2007.